Exhibit 99.1

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Full Year 2016 Results

•	Strong performance drives results exceeding 2016 guidance

•	Full year 2016 net income and pro forma EBITDA of $73 million and $226 million, respectively

•	$50 million of Cost Improvements achieved in 2016; surpassing target by $10 million

•	Strategic focus on Cost Transformation, Market Optimization, New Products and Acquisitions
JACKSONVILLE, Fla., January 30, 2017 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported full year 2016 net income of $73 million, or $1.55 per diluted common share compared to $55 million, or $1.30 per diluted common share in 2015. Full year 2016 pro forma net income was $67 million, or $1.43 per diluted common share, compared to $73 million, or $1.74 per diluted common share in 2015. Pro forma results for 2016 and 2015 are adjusted primarily for the gain on debt extinguishment and the Jesup asset realignment impairment charges, respectively.
Fourth quarter 2016 net income of $11 million, or $0.18 per diluted common share declined $2 million compared to net income for the fourth quarter 2015 of $13 million, or $0.30 per diluted common share. Pro forma fourth quarter 2015 net income, which excludes certain one-time legal costs, was $14 million or $0.32 per diluted common share.
“Our employees’ execution against our 2016 objectives delivered impressive financial and operational results,” said Paul Boynton, Chairman, President and Chief Executive Officer. “Our focus on transforming our business yielded significant improvements in our cost position and our efforts to reposition our balance sheet provide a foundation for future growth initiatives.”
Fourth Quarter and Year-to-Date Operating Results
Full year 2016 sales were $869 million compared to $941 million in the prior year, a decrease of $72 million or 8 percent. The decrease in net sales was driven by a 7 percent decline in cellulose specialties sales prices which reflects the anticipated declines from the prior year. Cellulose specialties sales volumes decreased 2 percent as a result of weak market conditions; however the decrease was slightly less than expected due to the timing of revenue recognition in the fourth quarter of 2016.
Net sales of $231 million, declined $11 million, or 5 percent, in the fourth quarter of 2016 from $242 million in the prior year comparable quarter. The decrease in sales was primarily driven by 8 percent lower cellulose specialties prices partially offset by 4 percent higher cellulose specialties volumes consistent with the factors discussed above.
Full year 2016 operating income was $138 million, $18 million more than 2015 operating income and $11 million less than 2015 pro forma operating income. For the fourth quarter of 2016, operating income was $26 million, $3 million less than operating income for the fourth quarter 2015 and $4 million less than fourth quarter 2015 pro forma operating income. Prior year pro forma adjustments primarily relate to $28 million Jesup asset realignment impairment charge and a $1 million one-time separation and legal costs for the 2015 full year and fourth quarter periods, respectively. The quarter-to-date and full year results reflect lower cellulose specialties prices, partially offset by lower costs driven primarily by cost improvements. Additionally, 2016 full year results reflect the impact of lower cellulose specialties sales volumes.
During 2016, the Company realized approximately $50 million in cost improvements against its Cost Transformation initiative, exceeding its initial goal by $10 million.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $35 million for 2016, $2 million less than the prior year as a result of lower outstanding debt, including the benefit of the repurchase of the Senior Notes in the first quarter of 2016, partially offset by higher LIBOR interest rates on floating rate debt.
Income Tax Expense
The year-to-date effective tax rate was 34.9%, compared to 33.3% during the prior year period. The prior year period reflects the increased impact of the benefit of domestic manufacturing tax deduction and state tax credits as a result of lower pre-tax income.
Cash Flows and Liquidity
The Company generated operating cash flows of $232 million and adjusted free cash flows of $143 million in 2016. During the year, the Company reduced debt by $75 million, to $783 million. Net debt was reduced $302 million to $466 million. The Company also issued $173 million of mandatory convertible preferred stock (“Preferred Stock”) generating net proceeds of approximately $167 million. As a result of strong adjusted free cash flows and the Preferred Stock issuance, the Company ended 2016 with $326 million of cash and $555 million of total liquidity, including $229 million available under the revolving credit facility after taking into account outstanding letters of credit.
Outlook
Cellulose specialties markets are mixed as demand for acetate products remains suppressed. Ethers and other cellulose specialties markets are improving providing opportunities for volume growth. Overall, cellulose specialties markets continue to be impacted by foreign competitors benefiting from weak global currencies relative to the U. S. dollar. Given these market conditions, we have expanded our presence in non-acetate products, although at lower prices than acetate. We expect 2017 cellulose specialties prices to decline 3 to 4 percent reflecting a shift in our cellulose specialties mix as well as previously disclosed lower acetate prices. Cellulose specialties sales volumes are expected to be relatively flat compared to 2016. We expect $25 to $30 million of cost improvements to partially offset declines in revenue, resulting in forecasted net income of $41 to $48 million and EBITDA of $190 to $200 million. Cash flows from operations and adjusted free cash flows are expected to be $140 to $150 million and $80 to $90 million. We anticipate capital expenditures of approximately $60 million, including our investment in the LignoTech Florida project.
“We remain focused on transforming our business to materially improve our competitive position and profitability to drive long-term stockholder value,” Boynton concluded. “Our strategy going forward centers on four key initiatives: lowering our cost position through the Cost Transformation initiative, maximizing the value of our product offerings through Market Optimization, producing innovative New Products and pursuing value-enhancing Acquisitions.”
Conference Call Information
Rayonier Advanced Materials will host a conference call on Tuesday, January 31, 2017 at 10 a.m. EST to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the Company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. The replay of the teleconference will be available one hour after the call ends until 6:00 p.m. EST on Tuesday, February 14, 2017. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13652641.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 90 years, resulting in unique properties and very high quality and consistency. The Company’s facilities have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 80 ports around the world, serving customers in 35 countries across five continents. More information is available at www.rayonieram.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, pro forma operating income, pro forma net income, pro forma EBITDA and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules C - E of this earnings release.
We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
December 31, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Twelve Months Ended
	December 31,	September 24,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net Sales
Cellulose specialties	$182	$173	$190	$695	$767
Commodity products and other	49	34	52	174	174
Total Net Sales	231	207	242	869	941
Cost of Sales	(189)	(156)	(192)	(687)	(739)
Gross Margin	42	51	50	182	202
Selling, general & administrative expenses	(12)	(10)	(14)	(38)	(48)
Other operating expense, net	(4)	—	(7)	(6)	(34)	(a)
Operating Income	26	41	29	138	120
Interest and other expense, net	(9)	(8)	(9)	(35)	(37)
Gain on debt extinguishment	—	—	—	9	—
Income Before Income Taxes	17	33	20	112	83
Income tax expense	(6)	(11)	(7)	(39)	(28)
Net Income	$11	$22	$13	$73	$55

Earnings Per Share of Common Stock
Basic earnings per share	$0.19	$0.46	$0.30	$1.61	$1.31
Diluted earnings per share	$0.18	$0.44	$0.30	$1.55	$1.30

Pro forma net income per share (b)	$0.18	$0.44	$0.32	$1.43	$1.74

Shares Used for Determining
Basic EPS	42,337,729	42,360,326	42,201,778	42,279,811	42,194,891
Diluted EPS	43,012,003	49,336,106	42,273,621	47,145,821	42,222,859

(a)
Other operating expense, net for the twelve months ended December 31, 2015 included a $28 million pre-tax, non-cash impairment charge associated with the Company’s strategic asset realignment at its Jesup, Georgia plant.

(b)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
December 31, 2016 (Unaudited)
(millions of dollars)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$326	$101
Other current assets	193	227
Property, plant and equipment, net	801	804
Other assets	102	147
	$1,422	$1,279
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$9	$8
Other current liabilities	117	124
Long-term debt and capital lease obligations	774	850
Non-current liabilities for disposed operations	139	145
Other non-current liabilities	171	169
Total stockholders’ equity (deficit)	212	(17)
	$1,422	$1,279

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
December 31, 2016 (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31, 2016	December 31, 2015
Cash Provided by Operating Activities:
Net income	$73	$55
Depreciation and amortization	88	89
Increase in liabilities for disposed operations	5	7
Non-cash impairment charge	—	28
Other items to reconcile net income to cash provided by operating activities	57	20
Changes in working capital and other assets and liabilities	9	3
	232	202
Cash Used for Investing Activities:
Capital expenditures	(89)	(78)
Other	2	—
	(87)	(78)
Cash Provided by (Used for) Financing Activities:
Issuance of mandatory convertible preferred stock, net	167	—
Changes in debt	(71)	(77)
Dividends paid - common stock	(12)	(12)
Dividends paid - preferred stock	(4)	—
	80	(89)
Cash and Cash Equivalents:
Change in cash and cash equivalents	225	35
Balance, beginning of year	101	66
Balance, end of period	$326	$101

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2016 (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
EBITDA (a):	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Income	$11	$13	$73	$55
Depreciation and amortization	24	24	88	89
Interest expense, net	9	9	35	37
Income tax expense	6	7	39	28
EBITDA	$50	$53	$235	$209

Non-cash impairment charge	—	—	—	28
One-time separation and legal costs	—	1	—	2
Insurance recovery	—	—	—	(1)
Gain on debt extinguishment	—	—	(9)	—
Pro Forma EBITDA	$50	$54	$226	$238

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. We define pro forma EBITDA as EBITDA before non-cash impairment, one-time separation and legal costs, insurance recovery and gain on debt extinguishment. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

	Twelve Months Ended
Adjusted Free Cash Flows (b):	December 31, 2016	December 31, 2015
Cash provided by operating activities	$232	$202
Capital expenditures	(89)	(78)
Adjusted Free Cash Flows	$143	$124

(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	December 31, 2016	December 31, 2015
Current maturities of long-term debt	9	8
Long-term debt & capital lease obligation	774	850
Total debt	783	858
Original issue discount and debt issuance costs	9	11
Cash and cash equivalents	(326)	(101)
Adjusted net debt	466	768

(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Twelve Months Ended
	December 31, 2016		September 24, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Pro Forma Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$26		$41		$29		$138		$120
Non-cash impairment charge	—		—		—		—		28
One-time separation and legal costs	—		—		1		—		2
Insurance recovery	—		—		—		—		(1)
Pro Forma Operating Income	$26		$41		$30		$138		$149

Net Income	$11	$0.18	$22	$0.44	$13	$0.30	$73	$1.55	$55	$1.30
Non-cash impairment charge	—	—	—	—	—	—	—	—	28	0.67
One-time separation and legal costs	—	—	—	—	1	0.02	—	—	2	0.04
Insurance recovery	—	—	—	—	—	—	—	—	(1)	(0.02)
Gain on debt extinguishment	—	—	—	—	—	—	(9)	(0.19)	—	—
Tax effects of Pro Forma adjustments	—	—		—	—	—	3	0.07	(11)	(0.25)
Pro Forma Net Income	$11	$0.18	$22	$0.44	$14	$0.32	$67	$1.43	$73	$1.74

(a)
Pro forma operating income is defined as operating income adjusted for non-cash impairment, one-time separation and legal costs and insurance recovery. Pro forma net income is defined as net income adjusted net of tax for non-cash impairment, one-time separation and legal costs, insurance recovery and gain on debt extinguishment. Pro forma operating income and pro forma net income are not necessarily indicative of results that may be generated in future periods.

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
December 31, 2016 (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Sales Volume, thousands of metric tons
Cellulose specialties	121	116	456	467
Commodity products	70	73	249	247
Total	191	189	705	714

Average Sales Price, $ per metric ton
Cellulose specialties	$1,505	$1,638	$1,525	$1,641
Commodity products	$672	$670	$668	$671

D

Rayonier Advanced Materials Inc.
Reconciliation of Guided Non-GAAP Measures
December 31, 2016 (Unaudited)
(millions of dollars, except per share information)

The following schedules include non-GAAP measures related to management’s performance expectations for the future. While we believe these forward-looking statements are reasonable when made, they are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements.
Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes; however, we do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. As such, we provide reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

	Minimum	Maximum
2017 Net Income Guidance	$41	$48
Income tax expense (a)	27	30
Interest expense, net	37	37
Depreciation and amortization	85	85
2017 EBITDA Guidance	190	200

(a)	Income tax expense for the full year 2017 is based on an expected effective tax rate of approximately 35.5 percent.

	Minimum	Maximum
2017 Operating Cash Flows Guidance	$140	$150
Capital expenditures	(60)	(60)
2017 Adjusted Free Cash Flows Guidance	80	90

E